Exhibit 15.3

CONSENT OF EXPERT

I hereby consent to the use of and reference to my name, Bernard Peters, BEng (Mining), FAusIMM, and the information listed below that I reviewed and approved, as described or incorporated by reference in Lifezone Metals Limited’s Annual Report on Form 20-F for the year ended December 31, 2024, filed with the United States Securities and Exchange Commission. I am a “Qualified Person” as defined in Regulation S-K 1300.

I have reviewed and approved the following:
•The Form 20-F section titled: “The Description of the Kabanga Nickel Project”.
•December 2024 Technical Report Summary.

Dated: April 3, 2025

Yours sincerely,

/s/ Bernard Peters
Bernard Peters, BEng (Mining), FAusIMM
Technical Director – Mining
OreWin Pty Ltd